Exhibit 99.1

FOR IMMEDIATE RELEASE
SPORTS ENTERTAINMENT ENTERPRISES, INC.
Media Contact: Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
Robert Zimmerman
212-981-5118

AMERICAN IDOL™
JOINS ELVIS AT CKX, INC. [NASDAQ:CKXE]

ROBERT F.X. SILLERMAN’S CKX ACQUIRES 19 ENTERTAINMENT,
CREATOR OF AMERICAN IDOL,
AND PARTNERS WITH FOUNDER, SIMON FULLER

New York, New York—March 18, 2005—Sports Entertainment Enterprises, Inc. d/b/a CKX, Inc. (NASDAQ: CKXE), the control of which was recently acquired by Robert F. X. Sillerman, announced today that it has acquired 19 Entertainment Limited, the United Kingdom-based company best known for creating the American Idol™ television program. In addition, CKX has entered into a long-term agreement with Simon Fuller, the founder and the creative force behind 19’s most successful projects.

This transaction follows CKX’s recent acquisition of a controlling interest in Elvis Presley Enterprises, which owns and/or controls the commercial utilization of the name, image and likeness of Elvis Presley, the operation of the Graceland museum and related attractions, as well as revenue derived from Elvis Presley’s, television specials, films and certain of his music.

CKX acquired 19 Entertainment from its shareholders, including Mr. Fuller, for total consideration consisting of £64.5 million (US $124.4 million) in cash and 1,870,558 shares of CKX common stock, each paid at closing, and an additional £19.2 million ($36.9 million) in either cash or stock to be paid following delivery of audited results for the fiscal year ended June 30, 2005. The Company financed the cash consideration with borrowings and through the exercise of $25.0 million of outstanding common stock purchase warrants held by Robert F. X. Sillerman and other members of management of CKX, the Huff Alternative Fund, the Company’s largest institutional equity investor, and an affiliate of Huff. The warrants were obtained by Mr. Sillerman, Huff and the other holders in connection with their initial investments in the Company in February 2005.

19 Entertainment, based in the United Kingdom, is a leading creator and producer of entertainment properties, including American Idol in the United States, Pop Idol in the United Kingdom, as well as versions of the Pop Idol format in more than 30 countries around the world. In addition to creating and producing entertainment programming, the Company has recording contracts with and/or manages or has managed some of the world’s best known musicians and other artists, including the Spice Girls, Annie Lennox, S Club 7 and former American Idol and Pop Idol participants, such as Kelly Clarkson, Clay Aiken, Ruben Studdard and Fantasia. The Company has also entered into an exclusive global joint venture with David Beckham, one of the most recognized athletes in the world, and Victoria Beckham, an influential symbol in both the fashion and music worlds.

Commenting on the 19 acquisition, Mr. Sillerman said, “Simon Fuller and his associates at 19 Entertainment have a long history of developing and building some of the most impactful branded entertainment properties in the world. We are thrilled to have them as partners of CKX. As we grow our business, the content that 19 owns, controls, is developing, or develops in the future will become important elements in our effort to refocus the relationship between the creators of content and the distributors of that content.”

Mr. Fuller added, “This is a hugely exciting new partnership for myself and 19 Entertainment.  CKX will provide 19 with a powerful platform for global growth and allow us to fully take advantage of all the amazing opportunities that lie ahead.  Bob Sillerman is a true visionary.  From the very first day we met it was clear that we shared the same dynamic vision for the direction of the entertainment industry in the 21st century and the ever increasing importance of content and creativity.  I cannot wait to get started.”

In addition to controlling the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will be appointed a director of CKX and will play a key role in planning and implementing the Company’s overall creative direction. Mr. Fuller, who founded 19 Entertainment in 1985, has spent his entire career in the entertainment industry and has been publicly recognized as among the most successful British music managers of all time.

CKX is engaged in the ownership, development and commercial utilization of entertainment content.

For more detailed information see our Current Report on Form 8-K, which may be obtained at the SEC’s web site at www.sec.gov. Financial information for CKX can be obtained at the SEC’s website as well.

Financial information filed by 19 Entertainment with the United Kingdom Registrar of Companies under Section 242 of the Companies Act of 1985 can be found at www.companies-house.gov.uk/.

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, acquisitions of dispositions of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by Sports Entertainment Enterprises, Inc. with the Securities and Exchange Commission. Sports Entertainment Enterprises, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.